Exhibit 5.3

November 7, 2006

The Connecting Link, Inc.

EDMC Marketing and Advertising, Inc.

Higher Education Services, Inc.

    c/o Education Management LLC

    210 Sixth Avenue, 33rd Floor

    Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as special counsel to The Connecting Link, Inc., a Georgia corporation (“The Connecting Link”), EDMC Marketing and Advertising, Inc., a Georgia corporation, (“EDMC Marketing and Advertising”) and Higher Education Services, Inc., a Georgia corporation (“Higher Education Services” and together with The Connecting Link, EDMC Marketing and Advertising, collectively, the “Georgia Guarantors”), in connection with (i) the proposed issuance by Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (collectively, the “Issuers”), of up to $375,000,000 aggregate principal amount of the Issuers’ 8 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”) and the issuance by the Georgia Guarantors of guarantees (the “Senior Guarantees”) with respect to the Senior Exchange Notes, and (ii) the proposed issuance by the Issuers of up to $385,000,000 aggregate principal amount of the Issuers’ 10 1/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes”) and the issuance by the Georgia Guarantors of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Exchange Notes, in each case registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuers’ outstanding 8 3/4% Senior Notes due 2014 or 10 1/4% Senior Subordinated Notes due 2016, as applicable, and their related guarantees, which have not been so registered (the “Exchange Offers”).

The Senior Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of June 1, 2006 (the “Senior Indenture”) among the Issuers, the Georgia Guarantors, the other guarantors under the Indenture (together with the Georgia Guarantors, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). The Senior Subordinated Exchange Notes and the Senior Subordinated Guarantees will be issued under an indenture dated as of June 1, 2006, (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee.

The Connecting Link, Inc.

EDMC Marketing and Advertising, Inc.

Higher Education Services, Inc.

November 7, 2006

The terms of the Senior Guarantees are contained in the Senior Indenture, and the Senior Guarantees will be issued pursuant to the Senior Indenture. The terms of the Senior Subordinated Guarantees are contained in the Senior Subordinated Indenture, and the Senior Subordinated Guarantees will be issued pursuant to the Senior Subordinated Indenture. This Opinion Letter (“Opinion Letter”) is furnished at the Issuers’ request and may be relied upon by Issuers’ securities counsel, Simpson Thacher & Bartlett LLP, as part of such counsel’s delivery of an opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offers and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Georgia Guarantors.

In our examination of the foregoing, we have assumed:

1.	The genuineness of all signatures of the officers of the Georgia Guarantors;

2.	The authenticity of all documents submitted to us as originals;

3.	The conformity to the originals of all documents submitted to, and reviewed by, us as copies;

4.	The capacity and competency of each natural person acting on behalf of the Georgia Guarantors;

5.	The accuracy of all representations and warranties made by the parties in the Indentures;

6.	The conduct of each Georgia Guarantor has complied with any requirement of good faith, fair dealing and conscionability;

7.	The accuracy of all other factual matters contained in the Indentures (including all exhibits, schedules and other addenda or attachments thereto);

8.	The absence of any mutual mistake of fact misunderstanding, fraud, duress or undue influence in the proceedings of the Georgia Guarantors taken to approve the Indentures; and

9.	The absence of any corporate action taken by any of the Georgia Guarantors contrary to the corporate actions taken by such entities on June 1, 2006, relative to the respective Georgia Guarantors’ adoption, execution and delivery of the Indentures and the Guarantees.

The Connecting Link, Inc.

EDMC Marketing and Advertising, Inc.

Higher Education Services, Inc.

November 7, 2006

We express no opinion as to the laws of any jurisdiction other than those of the State of Georgia and the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Each of the Indentures has been duly authorized, executed and delivered by each of the Georgia Guarantors.

2.	Each of the Guarantees by each Georgia Guarantor has been duly authorized and issued by such Georgia Guarantor.

3.	Neither the execution and delivery of the Indentures and the Guarantees by each of the Georgia Guarantors nor the performance of the obligations of the Georgia Guarantors under the terms thereof violates any Georgia State Laws (as such term is defined below).

Our opinions in Paragraphs 1 and 2 above address no law other than the Georgia Business Corporation Code and applicable laws of agency.

Our opinion in Paragraph 3 applies exclusively to “Georgia State Laws,” which, for purposes of this Opinion, means those laws of the State of Georgia which would prohibit performance by the Georgia Guarantors under the Guarantees, but which, in any event, specifically excludes all Georgia laws relating to:

a.	Antitrust and unfair competition;

b.	Usury laws and such other laws relating to permissible rates, computation or disclosure of interest;

c.	Securities matters;

d.	Fiduciary obligations;

e	Pension and employee benefits;

f.	Fraudulent transfers and conveyances;

g.	Environmental matters;

h	Land use and subdivision matters;

i.	The creation, attachment, perfection or priority of a security interest in any assets of the Guarantors;

j.	Bulk transfers;

k.	Tax law;

l.	Racketeering;

m.	Criminal statutes of general application;

n.	Health and safety;

o.	Labor and employment;

p.	Concerning national or local emergency; and

q.	Laws that do not have general applicability throughout the State of Georgia.

The Connecting Link, Inc.

EDMC Marketing and Advertising, Inc.

Higher Education Services, Inc.

November 7, 2006

The opinions expressed in this Opinion Letter are in no way binding on any jurisdiction, government, or agency. Rather, the opinions represent our opinion as to how that issue would be resolved were it to be presented to and considered by the highest court of the jurisdiction upon whose law our opinion of that issue is based.

Our opinions speak only as of the date hereof, and we have no obligation, and, with your permission, hereby expressly disclaim any obligation, to address any matter subsequent to the date hereof, or to render any subsequent or updated opinions. Our opinions are limited to the specific matters expressed and stated herein and no further opinion is to be inferred or may be implied beyond the matters expressly stated.

Moreover, we note that as special counsel to the Guarantors, our representation has been limited to a review of the corporate acts of the Guarantors relating to the adoption of the Indentures and the Guarantees. Accordingly, we do not have any knowledge of the Guarantors’ affairs or transactions other than as expressly set forth in this Opinion Letter, and you should not infer otherwise from our representation of the Guarantors. Except to the extent set forth above, for the purposes of delivering this Opinion Letter, we have made no independent review of any agreements, documents or instruments which may be executed by or which may be binding upon the Guarantors other than the Indentures and Guarantees and the corporate action of the Guarantors related to the Indentures and Guarantees.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to Greenberg Traurig, LLP under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP